Exhibit 21.1

SUBSIDIARIES AND VARIABLE INTEREST ENTITY OF THE REGISTRANT

Subsidiaries	Place of Incorporation

YGF Oats Life LLC	Texas
YanGuFang International Holding Group (HK) Co., Limited	Hong Kong
Inner Mongolia YanGuFang Whole Grain Nutrition Health Industry Technology Co., Ltd.,	People’s Republic of China
Shanghai Yanna Technology Co., Ltd.	People’s Republic of China

Variable Interest Entities	Place of Incorporation
Shanghai YanGuFang E-Commerce Co., Ltd.	People’s Republic of China
Inner Mongolia YanGuFang Contract Farming Development Co., Ltd.	People’s Republic of China
Inner Mongolia YanGuFang Whole Grain Industry Development Co., Ltd.	People’s Republic of China

Subsidiaries of Variable Interest Entities	Place of Incorporation
Inner Mongolia YanGuFang Import and Export Trading Co., Ltd.	People’s Republic of China
YanGuFang Import and Export Trading (Hainan) Co., Ltd.	People’s Republic of China
Inner Mongolia YanGuFang E-Commerce Co., Ltd.	People’s Republic of China